Exhibit 4.6
Stock Option Agreement

This Stock Option Agreement (“Agreement”) is entered into by and between _________________ (“Optionee”) and Universal Electronics Inc., a Delaware corporation (“Corporation”), effective as of the Grant Date specified in the Stock Option Certificate of even date hereof (“Certificate”).

1.
Option Grant. Upon the execution and delivery of this Agreement and the Certificate, the Corporation hereby grants to the Optionee a nonqualified stock option (“Option”) to purchase shares of the Corporation’s common stock, par value $0.01 per share (“Stock”), upon the terms and conditions set out in this Agreement and the Certificate. This Option is issued pursuant to the Universal Electronics, Inc. 2014 Stock Incentive Plan (“Plan”), and the terms and conditions specified in the Plan shall apply in addition to the terms set out in this Agreement and the Certificate. In case on any conflict between the terms of the Plan and this Agreement or the Certificate, the terms of the Plan shall apply.

2.
Defined Terms and Rules of Construction. Except as otherwise defined herein, capitalized terms shall have the meanings specified by the Plan. In addition, the following terms, when capitalized herein, shall have the meanings set out below:

(a)
“Constructive Termination” means the Optionee’s voluntary Termination of Service, if such Termination occurs within eighteen (18) months after the occurrence of (i) the Employer’s failure to elect, re-elected, appoint, or re-appoint the Optionee to an office of the Employer that the Optionee holds (other than as a result of a termination for “Cause”), if such office is one to which the Optionee is elected or appointed according to the Employer’s By-laws; provided, however, such failure shall not be deemed a Constructive Termination, if the Optionee is elected or appointed to a higher office in connection with such failure; (ii) a change in the Optionee’s functions, duties, or responsibilities such that Optionee’s position with the Employer becomes substantially less in responsibility, importance, or scope; or (iii) a Change in Control.

(b)	“Exercise Notice” means a written notice described in Section 4 of this Agreement

(c)	“Exercise Price” means the price set out in the Certificate.

(d)	“Expiration Date” means the expiration date specified in the Certificate.

(e)	“Option Shares” means the Shares subject to the Option.

(f)	“Option Period” means the period during which an Option is exercisable, as provided in the Certificate.

(g)	“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder.

3.	Term and Exercise of Option. Subject to earlier termination, acceleration or cancellation of the Option as provided herein or the Plan, the term of the Option shall be for the period specified in the Certificate and, subject to the provisions of this Agreement and the Plan, the Option shall be exercisable at such times and as to such number of Shares as determined pursuant to the schedule specified in the Certificate.

4.
Method of Exercise. The Option may be exercised by written notice to the Corporation at its offices at 6101 Gateway Drive, Cypress, California 90630 to the attention of the Secretary of the Corporation, or as otherwise directed by the Corporation in writing to the Optionee.. The Exercise Notice shall (i) state (A) the election to exercise the Option and (B) the number of full Shares with respect to which the Option is being exercised and (ii) be signed by the person or persons exercising the Option. The Exercise Notice shall be accompanied by the Certificate and a certified or cashier’s check for the full amount of the purchase price of such shares, plus an amount necessary to satisfy Optionee’s obligations pursuant to Section 7, or as may be permitted by the Committee, by certificates for Shares that have a Fair Market Value on the date of exercise equal to the Exercise Price, or by a combination of such methods of payment. Upon receipt of the foregoing, the Corporation shall issue the Shares as to which the Option has been duly exercised and shall return the Certificate, duly endorsed to reflect such exercise, to the Optionee. In a cashless exercise, as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, the Optionee must notify the Corporation as to the manner of the transaction.

5.	Optionee’s Covenants and Representations.

(a)
The Optionee represents and warrants that any and all Shares acquired through the exercise of rights under the Option granted pursuant to this Agreement will be acquired for Optionee’s own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act, and will not be disposed of in contravention of the Securities Act.

(b)
The Optionee acknowledges that he/she is able to bear the economic risk of the investment in any and all Shares acquired through the exercise of rights under the Option for an indefinite period of time, because the Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(c)
The Optionee has reviewed this Agreement and has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Shares and has had full access to such other information concerning the Corporation as he/she has requested.

6.
Restrictions on Exercise. This Option may not be exercised if the issuance of Shares upon exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Corporation may require the Optionee to make any representation and warranty to the Corporation as may be required to comply with any applicable law or regulation. All exercises of the Option must be for full Shares only.

7.
Withholding of Taxes. Whenever the Corporation is required to issue Shares upon exercise hereunder, the Corporation may require that the recipient remit in cash to the Corporation an amount sufficient to satisfy any federal, state and/or local tax withholding requirements before transfer of the Shares. To the extent permitted by the Committee, the recipient may satisfy such tax withholding obligations by authorizing the Corporation to withhold from Shares to be issued upon the exercise of the Option a number of Shares with an aggregate Fair Market Value that would satisfy the withholding amount due, or (ii) transferring to the Corporation Shares owned by the Participant with an aggregate Fair Market Value that would satisfy the withholding amount due. Notwithstanding the provisions of clause (i) of the preceding sentence, the Fair Market Value of Shares withheld shall not exceed the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Option as a liability for financial accounting purposes).

8.	Effect of Termination of Employment.

(a)
Except as provided in Subsection (b) or (c) below, if the Optionee’s Service Terminates for any reason, the Optionee (or his/her estate or representative, in the event of the Optionee’s death during the Option Period) may, during the period following the Optionee’s Termination Date and ending on the earlier of (i) ninety (90) days after such Termination Date or (ii) the Expiration Date, exercise the Option to the extent such Option was exercisable on the Termination Date and, on the Termination Date, that portion of the Option that was not exercisable shall automatically terminate without further action by the parties hereto and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the exercise period specified in this Subsection; provided, however, the Committee may, in its sole discretion, accelerate full vesting to the Optionee’s Termination Date and/or extend the exercise period to any date on or before the Expiration Date.

(b)
If (i) the Optionee’s Service is Terminated without Cause, or (ii) in the event of a Constructive Termination, the Optionee shall immediately become fully vested in the Option without further action by the parties hereto, and to the extent not previously exercised, shall be exercisable in whole or in part with respect to all remaining Shares covered by the Option and may be exercised by the Optionee (or the Optionee’s estate or representative, in the event of the Optionee’s death) at any time before expiration of the original Option Period, determined as if no Termination of Employment had occurred.

(c)
If the Optionee’s Service Terminates due to his/her death or Disability, the Optionee (or his/her estate or representative, in the event of the Optionee’s death during the Option Period) may, during the period following his/her Termination Date and ending on the earlier of (i) one year after such Termination Date or (b) the Expiration Date, exercise the Option to the extent such Option was exercisable on the Termination Date and, on the Termination Date, that portion of the Option that was not exercisable shall automatically terminate without further action by the parties hereto and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the exercise period specified in this Subsection; provided, however, the Committee may, in its sole discretion, accelerate full vesting to the Optionee’s Termination Date and/or extend the exercise period to any date on or before the Expiration Date.

9.
Compliance with Certain Laws and Regulations. If the Committee shall determine, in its sole discretion, that the listing, registration, or qualification of the Shares subject to the Option upon any securities exchange or under any law or regulation, or that the consent or approval of any governmental regulatory body is necessary or desirable in connection with the granting of the Option or the acquisition of Shares thereunder, the Optionee shall supply the Committee or the Corporation, as the case may be, with such certificates, representations, and information as the Committee or the Corporation, as the case may be, may request and shall otherwise cooperate with the Corporation in obtaining any such listing, registration, qualification, consent, or approval.

10.
Transferability of Option. The Option is not transferable by the Optionee other than by will or the laws of descent and distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee, or in the event of his/her legal incompetency, his/her guardian or legal representative.

11.
Additional Restrictions on Transfer. Certificates representing the Shares purchased upon the exercise of the Option will bear the following legend until such shares of Stock have been registered under an effective registration statement under the Securities Act:

The securities represented by this certificate were originally issued on _____________________, _____, have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction (together, the “Securities Laws”) and may not be offered for sale, sold or otherwise transferred or encumbered in the absence of compliance with such Securities Laws and until the issuer hereof shall have received from counsel acceptable to issuer a written opinion reasonably satisfactory to issuer that the proposed transaction will not violate any applicable Securities Laws.

12.
Notices. Any notice or demand provided for in this Agreement must be in writing and must be either personally delivered, delivered by overnight courier, or mailed by first class mail, to the Optionee at Optionee’s most recent address on file in the records of the Employer, and to the Corporation at the address set forth or established pursuant to Section 4 or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice or demand under this Agreement shall be deemed to have been given when received.

13.
Severability. This Agreement and each provision hereof shall be valid and enforced to the fullest extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its fullest extent, such provision shall be enforced to the maximum extent permitted by law, and the parties hereby agree that such scope may be judicially modified accordingly.

14.
Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.
Tax Consequences. None of the Corporation, any Subsidiary, or any officer of director of either, shall be responsible to the Participant or any other person for the tax consequences of the Option or the exercise thereof.

16.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

17.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Optionee, the Corporation, and their respective permitted successors and assigns (including personal representatives, heirs, and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Optionee may not assign any of his/her rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.

18.
Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

19.
Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

In Witness Whereof, the parties have executed this Agreement effective on the _____ day of _______, 201__.

OPTIONEE	UNIVERSAL ELECTRONICS INC.

By:
Signature		Paul D. Arling
Chairman and Chief Executive Officer

Certificate Number:
Universal Electronics Inc.
2014 Stock Incentive Plan
Stock Option Certificate

This Certifies That, effective as of the Grant Date set out below,________________________ , has been awarded a non-qualified stock option to purchase _____________________ (_____) shares of common stock, par value $0.01 per share (“Shares”), of Universal Electronics Inc. This Certificate is issued in accordance with and is subject to the terms and conditions of the related Stock Option Agreement of even date herewith (“Agreement”). The Option terms include the following:
(a)Grant Date: [________________]
(b)Number of Shares Subject to Option: [____________]
(c)Exercise Price per Share: [$__________________]
(d)Expiration Date:

This Option is not transferable except in accordance with the terms and conditions of the Agreement.
This Option shall be exercisable as to all or a portion of the number of Shares set forth above as follows:
[Insert applicable vesting schedule]
In Witness Whereof, Universal Electronics Inc. has caused this Stock Option Certificate to be signed by its duly authorized officer the _____ day of ________, 201_.

Universal Electronics Inc.

By: ______________________________
Its: Chairman and Chief Executive Officer

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